Exhibit 99.1

GIGOPTIX, INC. RECEIVES CONDITIONAL LISTING APPROVAL FROM NYSE AMEX

PALO ALTO, Calif., June 15, 2010 (BUSINESS WIRE) — GigOptix, Inc. (OTCBB: GGOX), a leading supplier of electronic and electro-optic components for fiber-optic systems, today announced that it has received clearance from the NYSE Amex stock exchange to file an application for listing of its common stock. Approval of the application is subject to certain enumerated conditions, including among others the completion of the pending underwritten public offering and GigOptix’ continued compliance with other listing requirements of the exchange, including specifically, maintenance of the common stock at or above the minimum price requirement of $3.00 per share.

GigOptix has reserved the ticker symbol “GIG” for trading on the NYSE Amex. GigOptix common shares will continue to trade on the Over-the-Counter Bulletin Board under the symbol “GGOX” until all of the conditions to trading on the NYSE Amex have been satisfied and the shares begin officially trading on the NYSE Amex, after which GigOptix common shares will no longer be traded on the Over-the-Counter Bulletin Board.

Commenting on the conditional listing approval, Chairman of the Board and Chief Executive Officer, Dr. Avi Katz stated, “We are pleased to reach this significant milestone as part of the Company’s development and future growth initiatives. We believe that GigOptix listing on the NYSE Amex exchange will prove to be highly beneficial to our existing shareholders by increasing GigOptix’ visibility, liquidity and suitability for a broader group of institutional investors.”

This approval is contingent upon GigOptix being in compliance with all applicable listing standards on the date that it begins trading on the NYSE Amex exchange and may be rescinded if GigOptix is not in compliance with such standards or if any of the standards outside of its control are not satisfied.

About GigOptix, Inc.

GigOptix is a fabless manufacturer of high performance electronic and electro-optic semiconductor products that enable high speed telecommunications and data-communications networks. The Company offers a broad portfolio of high speed electronic devices including polymer electro-optic modulators, modulator drivers, laser drivers and TIAs for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 100G. GigOptix now also offers the widest range of mixed-signal and RF ASIC solutions in the market including Standard Cell, Hybrid and Structured ASICs targeting the Consumer, Industrial, Defense & Avionics industries. For more information, please visit www.GigOptix.com.

Forward Looking Statements

Statements made in this release, other than statements of historical fact, are forward-looking statements, including any statement that refers to expectations, projections or other characterizations of future events or circumstances and those which can be identified by the use of forward-looking terminology such as “expects,” “plans,” “may,” “should,” “believes” or “anticipates” and other similar expressions. Forward-looking statements are subject to a number of known and unknown risks, which might cause actual results to differ materially from those expressed or implied by such statements.

These risks and uncertainties include whether the conditions for approval of an application to list on the NYSE Amex are satisfied and GigOptix common stock is listed on the NYSE Amex, and those risks described in GigOptix’ periodic reports filed with the SEC, and in news releases and other communications. GigOptix disclaims any intention or duty to update any forward-looking statements made in this release.

Media Contact:

GigOptix, Inc.

Padraig O’Mathuna, VP of Marketing

650-424-1937

pomathuna@gigoptix.com

Investor Contact:

Shelton Group Investor Relations

Leanne Sievers, EVP

949-224-3874

lsievers@sheltongroup.com

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